EXHIBIT 99.2

INSTRUCTIONS FOR USE OF CADUS CORPORATION

SUBSCRIPTION RIGHTS CERTIFICATE

CONSULT AST PHOENIX ADVISORS, YOUR BANK OR YOUR BROKER

AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by CADUS CORPORATION, a Delaware corporation (the “Company”), to the holders of its common stock, par value $0.01 per share (“Common Stock”), as described in the Company's prospectus dated [________], 2014 (the “Prospectus”). Holders of record of Common Stock at the close of business on [_________], 2014(the “Record Date”) will receive one non-transferable subscription right (the “Subscription Right”) for each share of Common Stock held by them as of the close of business on the Record Date. Subscription Rights exercisable to purchase up to an aggregate of 13,144,040 shares of Common Stock are being distributed in connection with the Rights Offering. Each Subscription Right is exercisable, upon payment of $[________] (the “Subscription Price”), to purchase one share of Common Stock (the “Basic Subscription Right”).

Subject to the allocation described below, each subscription right also grants the holder an over-subscription right (the “Over-Subscription Right”) to purchase additional shares of our common stock that are not purchased by other rights holders pursuant to their Basic Subscription Rights. You are entitled to exercise your Over-Subscription Right only if you exercise your Basic Subscription Rights in full. If you wish to exercise your Over-Subscription Right, you should indicate the number of additional shares that you would like to purchase in the space provided on your rights certificate. When you send in your rights certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your Basic Subscription Right). If the number of shares remaining after the exercise of all Basic Subscription Rights is not sufficient to satisfy all requests for shares pursuant to Over-Subscription Rights, you will be allocated additional shares (subject to elimination of fractional shares) in the proportion which the number of shares you purchased through the Basic Subscription Right bears to the total number of shares that all over-subscribing stockholders purchased through the Basic Subscription Right. However, if your pro-rata allocation exceeds the number of shares you requested on your rights certificate, then you will receive only the number of shares that you requested, and the remaining shares from your pro-rata allocation will be divided among other rights holders exercising their Over-Subscription Rights.

The Subscription Rights will expire and will have no value at 5:00 p.m., New York City time, on [_________], 2014, subject to extension (the “Expiration Date”).

The number of Subscription Rights to which you are entitled is printed on page 1 of your Subscription Certificate. You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate sections of your Subscription Certificate and returning the Subscription Certificate to American Stock Transfer & Trust Company, LLC, the subscription agent (the “Subscription Agent”) in the envelope provided.

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, THE SUBSCRIPTION AGENT, MUST RECEIVE YOUR COMPLETED SUBSCRIPTION CERTIFICATE OR YOUR NOTICE OF GUARANTEED DELIVERY ON OR BEFORE THE EXPIRATION DATE. IN ADDITION, THE SUBSCRIPTION AGENT MUST RECEIVE PAYMENT OF THE SUBSCRIPTION PRICE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, FOR ALL SUBSCRIPTION RIGHTS EXERCISED ON OR BEFORE THE EXPIRATION DATE.

1.            SUBSCRIPTION RIGHTS. To exercise Subscription Rights, properly complete and execute your Subscription Certificate and send it, together with payment in full of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Rights and the Over-Subscription Rights, to the Subscription Agent. Delivery of the Subscription Certificate must be made by mail, by overnight delivery or by hand delivery. All payments must be made in United States dollars by (a) check or bank draft (cashier's check) drawn on a U.S. bank or money order payable to “American Stock Transfer & Trust Company, LLC” or (b) wire transfer of immediately available funds to the account maintained by the Subscription Agent for such purpose specified in the Subscription Certificate. The Subscription Price will be deemed to have been received by the Subscription Agent under the conditions described in the paragraph below entitled “Acceptance of Payments.”

NOMINEE HOLDERS. Banks, brokers, trusts, depositaries or other nominee holders of the Subscription Rights who exercise the Subscription Rights on behalf of beneficial owners of Subscription Rights will be required to certify to the Subscription Agent and the Company, on a Nominee Holder Certification Form, as to the aggregate number of Subscription Rights that have been exercised, and the number of shares of Common Stock requested through the Over-Subscription Right, by each beneficial owner of Subscription Rights on whose behalf the nominee holder is acting.

ACCEPTANCE OF PAYMENTS. Payments will be deemed to have been received by the Subscription Agent only upon (a) clearance of any uncertified check deposited by the Subscription Agent; (b) receipt by the Subscription Agent of any certified bank check draft drawn upon a U.S. bank; or (c) receipt by the Subscription Agent of any postal, telegraphic or express money order. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO THE COMPANY. Except as described under “The Rights Offering—Guaranteed Delivery Procedures” in the Prospectus, your subscription will not be considered received until the Subscription Agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount.

PROCEDURES FOR GUARANTEED DELIVERY OF A SUBSCRIPTION CERTIFICATE. The Subscription Agent will grant you three business days after the expiration date to deliver the rights certificate if you follow the following instructions for providing the subscription agent notice of guaranteed delivery, causing a written guarantee of delivery substantially in the form available from the Subscription Agent (the “Notice of Guaranteed Delivery”). On or prior to the expiration date, the Subscription Agent must receive payment in full for all shares of common stock subscribed for through the exercise of the subscription privilege, together with a properly completed and duly executed notice of guaranteed delivery substantially in the form accompanying this prospectus either by hand, mail, telegram or facsimile transmission, that specifies the name of the holder of the rights and the number of shares of common stock subscribed for. If applicable, it must state separately the number of shares of common stock subscribed for through the exercise of the subscription privilege and a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States must guarantee that the properly completed and executed rights certificate for all shares of common stock subscribed for will be delivered to the Subscription Agent within three business days after the expiration date. The Subscription Agent will then conditionally accept the exercise of the rights and will withhold the certificates for shares of common stock until it receives the properly completed and duly executed rights certificate within that time period.

In the case of holders of rights that are held of record through DTC, those rights may be exercised by instructing DTC to transfer rights from that holder's DTC account to the Subscription Agent's DTC account, together with payment of the full subscription price. The notice of guaranteed delivery must be guaranteed by a commercial bank, trust company or credit union having an office, branch or agency in the United States or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP.

Notices of guaranteed delivery and payments should be mailed or delivered to the Subscription Agent. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Information Agent at the address, or by calling the telephone number below.

CONTACTING THE SUBSCRIPTION AGENT AND INFORMATION AGENT. The address and telephone numbers of the Subscription Agent are as follows:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, NY 11219

Phone: (718) 921-8317

(877) 248-6417 (toll-free)

Fax: (718) 234-5001

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The address and telephone number of the Information Agent for inquiries, information or requests for additional documentation are as follows:

AST Phoenix Advisors

6201 15th Avenue

Brooklyn, NY 11219

Phone: (800) 581-3783 (toll-free)

(212) 493-3910 (for banks and brokers)

PARTIAL EXERCISES; EFFECT OF OVER- AND UNDERPAYMENTS. If you do not indicate the number of Subscription Rights being exercised, or do not forward full payment of the total subscription price payment for the number of Subscription Rights that you indicate are being exercised, then you will be deemed to have exercised your Subscription Rights with respect to the maximum number of Subscription Rights that may be exercised with the aggregate Subscription Price payment you delivered to the Subscription Agent. If the payment exceeds the amount necessary for the full exercise of your subscription rights our the Company otherwise does not apply your full Subscription Price payment to your purchase of Common Stock, the Company or the Subscription Agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of the Rights Offering.

If you exercise less than all of the Subscription Rights evidenced by your Subscription Certificate, the Subscription Agent will issue to you a new Subscription Certificate evidencing the unexercised Subscription Rights upon your request. However, if you choose to have a new Subscription Certificate sent to you, you may not receive any such new Subscription Certificate in sufficient time to permit exercise of the Subscription Rights evidenced thereby.

SALE OR TRANSFER OF RIGHTS. The Subscription Rights are non-transferable and, therefore, may not be assigned, gifted, purchased, sold or otherwise transferred to anyone else, except to affiliates of the recipient and except by operation of law. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by the Subscription Agent by mail, by overnight courier or by hand prior to the expiration date at the address specified in these instructions.

2.            DELIVERY OF STOCK CERTIFICATES. The following deliveries and payments will be made to the address shown on the face of your Subscription Certificate, unless you provide instructions to the contrary in your Subscription Certificate.

(a)          BASIC SUBSCRIPTION RIGHTS. As soon as practicable after the Expiration Date and after all adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each exercising Subscription Rights holder certificates who validly exercises Subscription Rights representing shares of Common Stock purchased pursuant to the Basic Subscription Rights.

(b)          OVER-SUBSCRIPTION RIGHTS. As soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Subscription Rights holder who validly exercises the Over-Subscription Rights certificates representing the number of shares of Common Stock, if any, allocated to such Subscription Rights holder pursuant to the Over-Subscription Rights.

(c) EXCESS CASH PAYMENTS. As soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Subscription Rights holder any excess amount, without interest or deduction, received in payment of the Subscription Price.

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3.           EXECUTION.

(a)          EXECUTION BY REGISTERED HOLDER. The signature on the Subscription Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Certificate without any alteration or change whatsoever. Persons who sign the Subscription Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

(b)          EXECUTION BY PERSON OTHER THAN REGISTERED HOLDER. If the Subscription Certificate is executed by a person other than the holder named on the face of the Subscription Certificate, proper evidence of authority of the person executing the Subscription Certificate must accompany the same unless the Subscription Agent, in its discretion, dispenses with proof of authority.

(c)           SIGNATURE GUARANTEES. Your signature must be guaranteed by an eligible guarantor institution if you specify special issuance or delivery instructions.

4.           METHOD OF DELIVERY. The risk of delivery of all documents and payments is on you or your nominee, not the Company or the Subscription Agent. Because uncertified personal checks may take seven or more business days to clear, you are strongly urged to pay or arrange for payment by means of certified or cashier's check or money order to avoid missing the opportunity to exercise your Subscription Rights should you decide to do so.

5.           SPECIAL PROVISIONS RELATING TO THE DELIVERY OF SUBSCRIPTION RIGHTS THROUGH DEPOSITORY FACILITY PARTICIPANTS. Banks, trust companies, securities dealers and brokers that hold shares of our common stock on the rights offering record date as nominee for more than one beneficial owner may, upon proper showing to the Subscription Agent, exercise their subscription privilege on the same basis as if the beneficial owners were record holders on the rights offering record date through the Depository Trust Company, or DTC. Such holders may exercise these rights through DTC's PSOP Function on the “agents subscription over PTS” procedure and instructing DTC to charge their applicable DTC account for the subscription payment for the new shares and deliver such amount to the Subscription Agent. DTC must receive the subscription instructions and payment for the new shares by the rights expiration date.

6.           PROTECTION MECHANICS

The Company's ability to utilize its net operating loss carryforwards (“NOLs”) against future taxable income, if any, would be substantially reduced if it were to undergo an ownership change within the meaning of Section 382 of the Internal Revenue Code. Section 382 generally restricts the use of an NOL after an “ownership change” to an annual amount equal to the value of the company multiplied by a government interest rate. An “ownership change” is generally a more than 50 percentage point increase in stock ownership measured by value, during a 3-year testing period by “5% shareholders”. In determining 5% ownership, the following attribution provisions apply for purposes of Section 382 of the Code:

o	Any family group consisting of an individual, spouse, children, grandchildren and parents are treated as one person. Note that an individual can be treated as a member of several different family groups. For example, your family group would include your spouse, children, father and mother, but your mother's family group would include her spouse, all her children and her grandchildren.

o	Any common stock owned by any entity will generally be attributed proportionately to the ultimate owners of that entity. Attribution will also occur through tiered entity structures.

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o	Any persons or entities acting in concert or having a formal or informal understanding among themselves to make a coordinated purchase of common stock will be treated as one stockholder.

o	Ownership may not be structured with an abusive principal purpose of avoiding these rules.

The Company has the right, in its sole and absolute discretion, to limit the exercise of rights, including instructing the Subscription Agent to refuse to honor or reduce any exercise of rights, by 5% shareholders or a subscriber to the extent necessary, in the Company's sole and absolute discretion, to preserve our ability to utilize NOLS against future taxable income.

IN ORDER TO PROTECT AGAINST AN UNEXPECTED "OWNERSHIP CHANGE" FOR FEDERAL INCOME TAX PURPOSES, THE COMPANY HAS IMPLEMENTED THE PROTECTION MECHANICS WHEREBY EACH SHAREHOLDER WILL EITHER MAKE THE REPRESENTATION SET FORTH IN THE FIRST BULLET POINT BELOW OR, IN THE ALTERNATIVE, FOLLOW THE PROCEDURES SET FORTH IN THE SECOND, THIRD AND FOURTH BULLET POINTS BELOW:

o	by purchasing shares of common stock, each subscriber will represent to us that it will not be, after giving effect to its basic and/or oversubscription rights, an owner, either direct or indirect, record or beneficial, or by application of Section 382 attribution provisions summarized above, of more than 1,182,963 shares of the Company’s common stock, such number representing 4.5% of the Company’s assumed total outstanding shares of common stock of 26,288,080 after giving effect to the assumed sale of 13,144,040 shares of common stock in the Rights Offering;

o	if an exercise of basic and/or oversubscription rights would result in the subscriber owning more than 1,182,963 shares of the Company's common stock, the subscriber must notify the Information Agent at the telephone number set forth under the heading “Contacting the Subscription Agent and Information Agent;”

o	if requested, each subscriber will be required to provide us with additional information regarding the amount of common stock that the subscriber owns, his, her or its history of share ownership of the past three years, the date of the first purchase of Company stock, and such other information as may be requested; and

o	the Company has the right to instruct the subscription agent to refuse to honor or reduce the amount of a subscriber's exercise to the extent necessary, in the Company's sole and absolute discretion, to preserve our ability to utilize NOLS against future taxable income.

In the event that a shareholder does not verify that he, she or it is not currently the holder of 1,182,963 shares of the Company's stock or will not exceed that number of shares through the exercise of his, her or its basic subscription rights and/or oversubscription rights, or furnish the requested information, the Company may, in its sole discretion, refuse to permit the exercise of that shareholder's basic and/or oversubscription rights. Furthermore, the Company has the right to reduce the amount of a basic and/or oversubscription exercise by the minimum amount necessary to preserve the Company’s ability to utilize NOLs against future taxable income.

By signing the subscription certificate and exercising rights in the offering, you agree that:

o	the protection mechanics are valid, binding and enforceable against you;

o	any purported exercise of rights, in violation of the protection mechanics section, will be void and of no force and effect; and

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o	the Company has the right to void and cancel (and treat as if never exercised) any exercise of rights, and shares issued pursuant to an exercise of rights, if any of the agreements, representations or warranties of a subscriber in the subscription documents are false.

Shareholders that currently hold in excess of 1,182,963 shares of common stock will be permitted to participate in the rights offering up to such amounts as will not jeopardize the Company's net operating losses.

6.          GOVERNING LAW

The obligation of the company to issue shares to you in respect of the exercise by you of your subscription rights shall be governed by and interpreted in accordance with the substantive laws of the State of New York.

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